NUMBER
0

SHARES

See Reverse for Certain Definitions

Incorporated under the laws of the State of Florida

# Caribbean Pacific Marketing, Inc.

**Total Authorized Issue**
250,000,000 Shares $.001 Par Value
Common Stock

# SPECIMEN

This is to certify that SPECIMEN ______________________ is the owner of ______________________ *fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.*

**Witness,** *the seal of the Corporation and the signatures of its duly authorized officers.*

**Dated**

Secretary

President